EXHIBIT 23.1

       Consent of UHY LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-84499, 33-98918, 333-26737, 333-70346, 333-126478 and
333-145516) pertaining to the Acme United Corporation Amended and Restated Employee Stock Option Plan, the Registration Statements (Form S-8 Nos. 333-84505, 333-26739, 333-70348, 333-126478 and 333-145516) pertaining to the
Acme United Corporation Non-Salaried Director Stock Option Plan and the Registration Statement (Form S-8 No. 333-84509) pertaining to the Acme United Corporation Deferred Compensation Plan for Directors and Acme United Corporation Deferred Compensation Plan for Walter C. Johnsen of our report dated March 10, 2009, with respect to the consolidated financial statements and schedule of Acme United Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2008.


/s/ UHY LLP

Hartford, Connecticut
March 10, 2009